Exhibit A

(2) Effective May 22, 2003, Mr. Tepper is no longer serving on the Board of Directors of the Company. On August 14, 2003, the Reporting Persons, in open market transactions, sold (a) 140,000 shares of Common Stock ("Shares") at the price of $29.47 per share, (b) 50,000 Shares at the price of $29.69, (c) 250,000 Shares at the price of $29.70 per share and (d) 5,000 Shares at the price of $29.87 per share. On August 15, 2003, the Reporting Persons sold 8,400 Shares in open market transactions at the price of $29.31 per share. On August 18, 2003, the Reporting Persons, in open market transactions, (i) sold
     (a) 25,800 Shares at the price of $29.45 per share, (b) 3,000 Shares at the price of $29.59 per share and (ii) purchased 7,400 Shares at the price of $29.36 per share. Each of the Reporting Persons disclaims beneficial ownership of the foregoing Shares, except to the extent of its "pecuniary interest" (as such term is defined in Rule 16a-1 under the General Rules and Regulations of the Securities Exchange Act of 1934, as amended) therein, and this report shall not be deemed an admission that any of the Reporting Persons are the beneficial owners of such securities for the purpose of Section 16 or for any other purpose.